Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-228028) of Royale Energy, Inc. (the “Company”), of our report dated April 15, 2022, relating to the consolidated financial statements of the Company as of December 31, 2021 and for the year then ended, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

May 19, 2023